Exhibit 99.1

Ionis Pharmaceuticals to Acquire Remaining Stake in Akcea Therapeutics

•	Ionis to acquire remaining 24% of common stock of Akcea it does not already own for $18.15 per share in cash

•	Transaction drives efficiencies, enhances capabilities and further strengthens Ionis’ financial position

•	Transaction is a key step in the evolution of Ionis’ business strategy

CARLSBAD, Calif., and BOSTON, August 31, 2020 – Ionis Pharmaceuticals, Inc. (NASDAQ: IONS) and its affiliate Akcea Therapeutics, Inc. (NASDAQ: AKCA) today announced that they have entered into a definitive agreement under which Ionis will acquire all of the outstanding shares of Akcea common stock it does not already own, approximately 24%, for $18.15 per share in cash. This corresponds to a total transaction value of approximately $500 million on a fully diluted basis. The transaction has been approved by the Ionis and Akcea Boards of Directors, and by the independent Affiliate Transactions Committee of Akcea’s Board of Directors. Akcea’s Board of Directors has recommended to shareholders of Akcea that they tender their shares into the tender offer.

“This acquisition is another step forward in Ionis’ evolution and creates a stronger, more efficient organization to the benefit of all stakeholders,” said Brett Monia, Chief Executive Officer of Ionis. “We believe becoming one company – with one vision and one set of strategic priorities, led by one team – will deliver significant strategic value, enhancing the future success of our company, accelerating our next phase of growth and positioning us to most effectively deliver our medicines to patients. Following the completion of the transaction, Ionis will retain more value from Akcea’s rich pipeline and commercial products, further strengthening our financial position and supporting continued investments in our future.”

“Akcea values the skills, experience and expertise of our teams and I am proud of what we’ve accomplished in developing and delivering transformational medicines to patients,” said Damien McDevitt, Chief Executive Officer of Akcea. “This acquisition by Ionis is a testament to the achievements of the Akcea team.”

“This transaction delivers immediate and certain value with a premium to Akcea shareholders,” said Barbara Yanni, Chair of the Akcea Affiliate Transactions Committee. “Our close collaboration with Ionis has been key to enabling the launch of two commercial antisense medicines in just two years as well as advancing a late-stage pipeline and securing important partnerships.”

SIGNIFICANT FINANCIAL BENEFITS

This transaction also further strengthens Ionis’ financial position:

•	Ionis will realize more financial upside from Akcea’s rich pipeline and commercial products.

•

Ionis will gain full access to Akcea’s significant cash on hand of approximately $390 million as of June 30, 2020 and future cash flows to further invest in the Company’s future and further support Ionis’ capital allocation strategy.

•	Ionis will achieve meaningful cost synergies.

TERMS OF THE AGREEMENT

Under the terms of the agreement, Ionis will commence a tender offer for all outstanding shares of Akcea common stock not already owned by Ionis at a price of $18.15 per share in cash. The closing of the tender offer will be subject to a majority of Akcea’s shares not already owned by Ionis, its affiliates or their respective directors and executive officers being tendered in the tender offer.

Promptly following the completion of the tender offer, Ionis will acquire all remaining shares of Akcea common stock at the same price of $18.15 per share in cash through a second-step merger. Ionis and Akcea expect to complete the transaction in the fourth quarter of 2020, subject to other customary closing conditions.

Ionis expects to fund the acquisition through existing cash resources. The transaction is not subject to any financing condition.

ADVISORS

Goldman Sachs & Co. LLC and Stifel, Nicolaus & Company, Incorporated are serving as financial advisors to Ionis, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Ionis. Cowen is serving as financial advisor to the Affiliate Transactions Committee of Akcea’s Board of Directors, and Ropes & Gray LLP is serving as legal counsel to the Affiliate Transactions Committee of Akcea’s Board of Directors.

ABOUT IONIS PHARMACEUTICALS, INC.

As the leader in RNA-targeted drug discovery and development, Ionis has created an efficient, broadly applicable, drug discovery platform called antisense technology that can treat diseases where no other therapeutic approaches have proven effective. Our drug discovery platform has served as a springboard for actionable promise and realized hope for patients with unmet needs. We created the first and only approved treatment for children and adults with spinal muscular atrophy as well as the world’s first RNA-targeted therapeutic approved for the treatment of polyneuropathy in adults with hereditary transthyretin amyloidosis. Our sights are set on all the patients we have yet to reach with a pipeline of more than 40 novel medicines designed to potentially treat a broad range of diseases, including neurological, cardio-renal, metabolic, infectious, and pulmonary diseases.

To learn more about Ionis visit www.ionispharma.com or follow us on twitter @ionispharma.

ABOUT AKCEA THERAPEUTICS, INC.

Akcea Therapeutics, Inc., a majority-owned affiliate of lonis Pharmaceuticals, Inc. (NASDAQ: IONS), is a biopharmaceutical company focused on developing and commercializing medicines to treat patients with serious and rare diseases. Akcea is commercializing TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen), as well as advancing a mature pipeline of novel medicines, including AKCEA-APO(a)-LRx, vupanorsen (AKCEA-ANGPTL3-LRx), AKCEA-APOCIII-LRx, and AKCEA-TTR-LRx, with the potential to treat multiple diseases. All six medicines were discovered by Ionis, a leader in antisense therapeutics, and are based on Ionis’ proprietary antisense technology. TEGSEDI is approved in the U.S., E.U., Canada and Brazil, and WAYLIVRA is approved in the E.U. Akcea is headquartered in Boston, Massachusetts, and is building the infrastructure to commercialize its medicines globally. Additional information about Akcea is available at www.akceatx.com and you can follow the Company on twitter at @akceatx.

Notice to Investors and Security Holders

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Ionis will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of Akcea common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Ionis will file a tender offer statement on Schedule TO and thereafter Akcea will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. AKCEA SHAREHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available free of charge at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Ionis or Akcea, as applicable. Copies of the documents filed with the SEC by Ionis will be available free of charge on Ionis’ internet website at https://ir.ionispharma.com/financial-information/sec-filings or by contacting Ionis’ investor relations contact at (760) 603-2681. Copies of the documents filed with the SEC by Akcea will be available free of charge on Akcea’s internet website at https://ir.akceatx.com/ or by contacting Akcea’s investor relations contact at (617) 841-9535.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents to be filed by Ionis, as well as the solicitation/recommendation statement to be filed by Akcea, Ionis and Akcea will also file quarterly and current reports with the SEC. Ionis’ and Akcea’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

Ionis Pharmaceuticals, Inc. and Akcea Therapeutics, Inc. assume no obligation to update forward-looking statements contained in this communication as a result of new information or future events or developments except as required by law. This press release includes forward-looking statements regarding the business of Akcea Therapeutics, Inc. and Ionis Pharmaceuticals, Inc., the therapeutic and commercial potential of TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen) and the proposed acquisition of Akcea that are subject to risks and uncertainties that could cause actual results to differ materially from those expressly or implied by such statements. Any statement describing Akcea’s or Ionis’ goals, expectations, financial or other projections, intentions or beliefs, including the commercial potential of TEGSEDI and WAYLIVRA or other of Akcea’s or Ionis’ drugs in development is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Risks and uncertainties also include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition in the anticipated timeframe or at all, including uncertainties as to how many of Akcea’s stockholders will tender their Shares in the tender offer and the possibility that the acquisition does not close; disruption from the transaction making it more difficult to maintain business and operational relationships; risks that anticipated synergies will not be realized or may be delayed; and the magnitude of transaction costs. Akcea’s and Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Akcea’s and Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Akcea and Ionis. In particular, we caution you that our forward-looking statements are subject to the ongoing and developing circumstances related to the COVID-19 pandemic, which may have a material adverse effect on our business, operations and future financial results. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Akcea’s and Ionis’ programs are described in additional detail in Akcea’s and Ionis’ quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from each company.

In this press release, unless the context requires otherwise, “Ionis,” “Akcea,” “Company,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals or Akcea Therapeutics, as applicable.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc. Akcea Therapeutics®, TEGSEDI® and WAYLIVRA® are trademarks of Akcea Therapeutics, Inc.

Ionis Media Contact:

Roslyn Patterson

Vice President, Corporate Communications

760-603-2681

rpatterson@ionisph.com

Ionis Investor Contact:

D. Wade Walke, Ph.D.

Vice President, Investor Relations

760-603-2741

wwalke@ionisph.com

Akcea Media Contact:

Angelyn Lowe

Vice President, Corporate Communications & Investor Relations

617-207-8509

alowe@akceatx.com

Akcea Investor Contact:

Matthew Roache

Director, Investor Relations

617-841-9535

mroache@akceatx.com